EXHIBIT 23




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in E'town Corporation's Registration Statement No. 33-56013 on Form S-3 and Nos. 33-49812, 33-44210 and 33-42509 on Forms S-8 of our report dated February 17, 1995, except for the subsequent events discussed in Notes 3 and 11, as to which the dates are February 23, 1995 and March 9, 1995, respectively, and to the incorporation by reference in Elizabethtown Water Company's Registration Statement No. 33-19600 on Form S-3 of our report dated February 17, 1995, appearing in this Annual Report on Form 10-K of E'town Corporation and Elizabethtown Water Company for the year ended December 31, 1994.


/s/ Deloitte & Touche LLP
Parsippany, New Jersey

March 29, 1995
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